Exhibit 1.1

COMMERCIAL LEASE ADDENDUM (II)

This LEASE ADDENDUM II to the Commercial Lease Agreement signed on February 1, 2018 by E&E Plaza LLC ("Lessor") and Fulgent Therapeutics LLC ("Lessee"). This document modifies the Commercial Lease Agreement as describe below:

1.
The Lessor agrees to extend this lease for ONE (1) year, starting on February 1, 2023 and expiring on January 31, 2024.
2.
For this one year extension, the Monthly rent shall be adjusted from $23,585.00 to $24,885.00 per month.
3.
Lessee remains to be the only occupant of this building. The Lessor will only be responsible for the Property Taxes, Building Insurance, and the Roof of this building. The Lessee is responsible for all of the utilities, upkeep, and maintenance of this building, including the utilities and trash services.
4.
All other terms and conditions of the lease will remain in full force and effect.

Lessee: Fulgent Therapeutics, LLC	Lessor: E&E Plaza LLC
By: /s/ Jian Xie	By: /s/ Marlene Xu
Tittle: COO	Title: MG
Date: 1/4/2023	Date: 1/6/2023